UNITED STATES

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PROXY STATEMENT

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MIMEDX GROUP, INC.

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MiMedx Issues New Presentation for Investors in Advance of 2018 Annual Meeting

Illustrates Key Events and Steps the Board Has Taken in Response to Allegations of Misconduct by Certain Members of the Company’s Former Management, Including Former Chairman and CEO Parker H. “Pete” Petit

Highlights Why the Company Believes Mr. Petit is Unfit to Serve on the Board and Why Electing Him and

His Nominees Would Risk Derailing the Significant Progress Underway at MiMedx

Shareholders Are Urged to Vote “FOR” All of the Board’s Qualified Nominees on the BLUE Proxy Card

MARIETTA, Ga., June 5, 2019 — MiMedx Group, Inc. (OTC PINK: MDXG) (“MiMedx” or the “Company”), an industry leader in advanced wound care and an emerging therapeutic biologics company, today released an investor presentation summarizing the reasons why the Company believes shareholders should support the Company’s three nominees for the Board of Directors (the “Board”) at the 2018 annual meeting of shareholders that will take place on June 17, 2019.

The Company’s presentation highlights that the three Company nominees are all new to MiMedx and are experienced executives and board members at healthcare companies. One of the Company’s nominees is MiMedx’s new Chief Executive Officer.

The presentation also describes the Board’s response to allegations of misconduct by the Company’s former Chairman and CEO, Parker H. (“Pete”) Petit, and certain members of his senior management team. Among other things, as described in the presentation, the Board’s Audit Committee conducted a thorough investigation with the assistance of outside counsel and advisors that determined that Mr. Petit had engaged in material wrongdoing.

Nevertheless, Mr. Petit is seeking to be elected to the Company’s Board, together with two of his business associates. The presentation describes why the Board believes that the election of Mr. Petit would create significant issues for the Company with many of its key constituencies.

Other highlights of the MiMedx investor presentation include:

•

MiMedx’s director nominees are new, experienced and objective. K. Todd Newton, Dr. M. Kathleen Behrens Wilsey and Timothy R. Wright are accomplished industry professionals and, in MiMedx’s view, bring the right skills and experience required to act in the best interests of all shareholders and assist with the resolution of the remaining issues stemming from the misconduct of certain members of the former senior management team. In contrast, the Company believes that Mr. Petit and his nominees would not contribute positively to the Board or the Company’s ongoing efforts to recover from Mr. Petit’s wrongdoing.

•

MiMedx believes Mr. Petit is unfit to serve on its Board and that his nominees are not qualified. Mr. Petit served as the Company’s CEO and Chairman of the Board from 2009 until his separation in 2018, which was determined by the Board to be “for cause.” The Audit Committee’s independent investigation concluded that Mr. Petit and certain members of his former senior management team engaged in wrongdoing and set an inappropriate “tone at the top.” In addition, the investigation concluded that Mr. Petit emphasized short-term business goals over compliance and ethics, purposely took action to disregard revenue recognition rules under GAAP and manipulate the timing and recognition of revenue, acted against employees who raised concerns about the Company’s practices and made material misstatements and omissions to the SEC, the Board and the Company’s outside auditors. MiMedx’s Board and new management team have been working hard to recover from the fallout of the wrongful conduct of Mr. Petit and certain members of his former senior management team. If Mr. Petit were to return to the Board, the Company fears much of this progress could be undone. Mr. Petit’s two nominees – one a former director of tax for a home builder and the other a West Virginia litigator – do not have industry, public company leadership, operations or Board experience, as far as the Company knows.

•	The Board has taken decisive remedial action, including:

•	Determining to recoup compensation from the Company’s former Chairman and CEO, Mr. Petit, as well as the Company’s former COO, CFO and Controller, following the completion of the restatement;

•	Creating an Ethics and Compliance Committee at the Board level;

•	Hiring a Chief Compliance Officer and implementing plans to ensure compliance and improve internal controls;

•	Hiring a new CEO; and

•	Selecting and engaging a new independent auditor.

•

MiMedx’s Board is implementing a Board refreshment plan. In cooperation with Prescience Point Capital Management LLC and its affiliates (“Prescience Point”), one of the Company’s largest shareholders, the Board has developed a comprehensive plan to refresh its composition. Under the plan, following the 2019 annual meeting, MiMedx Board’s ten-person Board would include six new directors. Notably, none of the incumbent directors whose terms expire at the 2018 annual meeting or the 2019 annual meeting of shareholders will stand for reelection. One of the Company’s nominees, Dr. M. Kathleen Behrens Wilsey will become Chairwoman of the MiMedx Board upon her election to the Board by shareholders. One of the Board’s other nominees, Mr. Newton, is expected to become the new Chairman of the Audit Committee following the 2019 annual meeting.

The MiMedx Board recommends that shareholders vote in favor of the Company’s three nominees, all of whom are experienced industry executives and new to MiMedx. Because the meeting is scheduled for less than two weeks from now, the Board encourages shareholders to vote online or by phone for all of the Company’s nominees as soon as they receive the Company’s BLUE proxy card.

The investor presentation and other materials for MiMedx’s annual meeting of shareholders are available at www.VoteBlueforMiMedx.com.

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting MiMedx in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders may call toll-free at 1 (877) 800-5195

Banks and Brokers may call collect at 1 (212) 750-5833

MiMedx urges you NOT to sign any white proxy card sent to you by or on behalf of Mr. Petit or his nominees.

If you have already done so, you have every legal right to change your vote by using the enclosed BLUE proxy card to vote TODAY—by telephone, by Internet or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided.

Sidley Austin LLP is acting as legal advisor to MiMedx.

Safe Harbor

This communication includes forward-looking statements, including statements regarding the plan of MiMedx Group, Inc. (the “Company”) to refresh the Board, the effects of such refreshment on the Company and expectations with respect to Board leadership. Forward-looking statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” “would” and similar expressions and are based on current beliefs and expectations. Forward-looking statements are subject to risks and uncertainties, and the Company cautions investors against placing undue reliance on such statements.

Actual results may differ materially from those set forth in the forward-looking statements as a result of various factors, including the results of any election at the Company’s 2018 annual meeting of shareholders (the “2018 Annual Meeting”) or the Company’s 2019 annual meeting of shareholders (the “2019 Annual Meeting”). There is no assurance that the Board’s nominees will be elected at the 2018 Annual Meeting or the 2019 Annual Meeting. Any forward-looking statements speak only as of the date of this communication, and except as required by law, the Company assumes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Important Information

The Company has filed with the Securities and Exchange Commission (the “SEC”) and is mailing to shareholders of the Company a definitive proxy statement (the “Proxy Statement”) and accompanying BLUE proxy card in connection with the solicitation of proxies for the 2018 Annual Meeting. The Proxy Statement is publicly available and is being disseminated commencing on June 3, 2019. The Company, its directors, its director nominees and certain of its executive officers are participants in the solicitation of proxies from shareholders in respect of the 2018 Annual Meeting. Information regarding the names of the Company’s directors, director nominees and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Proxy Statement. A free copy of the Proxy Statement and other relevant documents that the Company files with the SEC may be obtained through the SEC’s website at www.sec.gov or at the Company’s website at https://mimedx.com/ as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Contacts

Investors:

Hilary Dixon

Corporate & Investor Communications

770.651.9066

investorrelations@mimedx.com

Media:

Joele Frank, Wilkinson Brimmer Katcher

Andy Brimmer / Jed Repko / Annabelle Rinehart

212.355.4449